Exhibit 99.1

Contacts:
	(Analysts) Kevin Kalicak	(407) 245-5870
FOR RELEASE @ 4:30pm EST	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS ANNOUNCES LEADERSHIP APPOINTMENTS

ORLANDO (January 22, 2018) - Darden Restaurants, Inc. (DRI) today announced the appointment of Dave George as Executive Vice President and Chief Operating Officer (COO), a new position within Darden. As COO, George will maintain his oversight of Olive Garden, Bahama Breeze, Seasons 52 and International Franchising while adding Cheddar’s Scratch Kitchen to his leadership portfolio. He will continue to report to Gene Lee, President and CEO of Darden.

"Dave is a seasoned and trusted leader who consistently delivers strong results. As we continue to simplify our operations across all brands, he is uniquely qualified to drive strategic prioritization and accountability, with a laser-focus on operational excellence," said Lee.

George was named President, Olive Garden in 2013 and Executive Vice President, Darden Restaurants in 2016. He joined Darden in 2007 as President, LongHorn Steakhouse where he had served since 2003. Prior to that, George served as Senior Vice President, Operations for LongHorn Steakhouse (2001 - 2003) and Vice President, Operations for The Capital Grille (2000 - 2001).

The Company also announced that Dan Kiernan has been named President, Olive Garden, effective immediately. Kiernan joined Olive Garden as a Manager-in-Training in 1992 and worked his way through the operations system - moving from General Manager to Director of Operations to Senior Vice President, Operations. He was named Executive Vice President, Operations in 2011 and has played an integral role in Olive Garden’s transformation by focusing on flawless execution in order to deliver memorable guest experiences.

“Dan is a great restaurant operator. His ability to make the complex simple, motivate more than 90,000 team members and lead teams dedicated to delivering memorable guest experiences makes him the perfect leader for Olive Garden,” said George.

“I am excited that Dave has accepted this new challenge that will broaden his influence across the organization and ensure a smooth and effective transition at Olive Garden. I am confident that under Dave and Dan’s leadership, Olive Garden will continue to deliver outstanding food and service to our guests,” said Lee.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. Our people equal our success, and we are proud to employ more than 175,000 team members in nearly 1,700 restaurants. Together, we create memorable experiences for 380 million guests each year in communities across North America. For more information, please visit www.darden.com.